Exhibit 22 - List of Guarantor Subsidiaries

The following subsidiaries of Crown Holdings, Inc. (the "Company") were, as of June 30, 2026, guarantors of the Company's $40 principal 7.5% senior notes due 2096:

NAME	STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
Crown Cork & Seal Company, Inc.	Pennsylvania
The following subsidiaries of the Company were, as of June 30, 2026, guarantors of the Company's $400 principal 4.25% senior notes due 2026, $500 principal 5.250% senior notes due 2030, and $700 principal 5.875% senior notes due 2033:

NAME	STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
Crown Cork & Seal Company, Inc.	Pennsylvania
CROWN Americas LLC	Pennsylvania
Crown Consultants, Inc.	Pennsylvania
Crown Financial Corporation	Pennsylvania
Crown Americas Capital Corp.	Delaware
Crown Americas Capital Corp. V	Delaware
Crown Americas Capital Corp. VI	Delaware
Crown Beverage Holdings, Inc.	Delaware
CROWN Beverage Packaging, LLC	Delaware
CROWN Beverage Packaging Puerto Rico, Inc.	Delaware
Crown Cork & Seal Company (DE), LLC	Delaware
CROWN Cork & Seal USA, Inc.	Delaware
Crown International Holdings, Inc.	Delaware
CROWN Packaging Technology, Inc.	Delaware
CR USA, Inc.	Delaware
Foreign Manufacturers Finance Corporation	Delaware
Signode Industrial Group Holdings US Inc	Delaware
Signode Industrial Group LLC	Delaware
Signode Industrial Group US Inc	Delaware
Signode International IP Holdings LLC	Delaware
Signode Pickling Holding LLC	Delaware
Signode US IP Holdings LLC	Delaware
Simplimatic Engineering Holdings, LLC	Ohio
Simplimatic Automation LLC	Ohio
SE International Holdings	Ohio
SE International Holdings II	Ohio
SEH Real Estate Holdings LLC	Virginia